Exhibit 10.47.2

ADDRESS REPLY TO
MUHTAR KENT	P.O. BOX 1734
PRESIDENT AND CHIEF EXECUTIVE OFFICER THE COCA-COLA COMPANY	ATLANTA, GEORIGIA 30301
404 676-4082
FAX: 404 676-7721

December 15, 2008

Mr. Joseph Tripodi

Atlanta, Georgia

Dear Joe:

This letter revises the relocation provisions set forth on page 3 of the letter provided to you on July 20, 2007.   In order to complete your relocation to Atlanta, the Company will provide additional support for your move.  Specifically, the Company will reimburse you for the loss on the sale of your primary residence, up to an actual loss incurred of up to $900,000, plus duplicative living expenses incurred.  You will also be reimbursed for taxes on this payment.  However, the total amount reimbursed will be reduced by the full $500,000 amount of the cash hiring bonus referenced on page 2 of your July 20, 2007 letter.   In addition, you will not be eligible for the balance remaining ($200,000) of the $300,000 for extraordinary expenses referenced in your July 20, 2007 letter.

Should you voluntarily resign your employment with the Company or be terminated by the Company as a result of a violation of the Company’s Code of Business Conduct or any other policy of the Company or gross misconduct within 24 months of the date of the payment, you will be required to reimburse the Company the entire amount of the payment.

Regards,

/s/ Muhtar Kent

cc:  Ginny Sutton, Executive Compensation